Exhibit 10.59

                                   October 27, 1997



Mr. Lawrence S. Benjamin
787 E. Illinois Road
Lake Forest, Illinois  60045

Dear Larry:

     Stella Foods, Inc. (the "Company") is pleased to inform you that you are eligible to receive the bonus payments specified in this letter upon a sale in the next three years (the "Sale") of the stock or substantially all of the assets of the Company to a purchaser (the "Purchaser"), subject to the terms and conditions set forth below:

     1. Bonus and Payment Related to Purchase Price. Subject to the provisions of Section 2, you are eligible to receive a one-time bonus (the "Sale Bonus") in an amount equal to .20% of the Purchase Consideration. For purposes of this Agreement,
"Purchase Consideration" shall mean the aggregate net cash proceeds received by the Company or Specialty Foods Corporation ("SFC") (after deducting all transaction fees and expenses incurred by the Company, SFC and/or their respective affiliates in connection with the Sale). By way of example, if the Purchase Consideration equaled $500,000,000, your Sale Bonus would be $1 million. The entire Sale Bonus will be paid to you within ninety
(90) days of the completion of the Sale.

     2.   Conditions.  The payment of all or any part of the Sale
Bonus potentially payable to you hereunder is expressly conditioned upon the satisfaction of the following conditions:

          (a) You must remain employed by SFC or one of its subsidiaries through the date occurring ninety (90) days after the date the Sale is completed (unless you die, are terminated as a result of a Disability Termination, are Terminated without Cause or Voluntarily Terminate with Good Reason (as each such term is defined in your Employment Agreement in effect with SFC on the date hereof) after the Sale but prior to the date ninety
(90) days after the Sale); and

          (b) The Sale must be completed within three (3) years of the date of this Agreement.

     3. Continued Employment. This Agreement is not a contract of employment. Nothing expressed or implied in this Agreement shall create any right or duty of your continued employment by the Company, SFC or their successors.

     4. Unfunded Plan. The Company's obligations under this Agreement shall be unfunded. Neither the Company, SFC or any of their subsidiaries shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under this Agreement.

     5. Successors Bound. The rights and obligations of the Company hereunder shall inure to the benefit of and be binding upon the successors of the Company.

     6. Assignment. You shall not assign any rights or benefits granted to you by the terms of this Agreement or encumber in any way your interests herein; provided, however, that in the event of your death, any payments then due and owing will be made when due to the legal representative of your estate.

     7. Notices and Other Documents. All payments, requests, notices and the like may be made to you by mailing the same to you at the address set forth below or at such other address as you may file in writing with the Company for that purpose. Notices, requests and the like sent by you to the Company shall be sufficient if mailed to Specialty Foods Corporation, 25 Tri-State International Office Center, Suite 250, Lincolnshire, Illinois 60069, Attention: Vice President, Human Resources, or to such other address as the Company may furnish to you for this purpose from time to time in writing.

     8. Employment Taxes. All payments made under this Agreement shall be subject to withholding tax, other employment taxes and other withholds and deductions as required by applicable law or regulation, as in effect from time to time.

     9. Effect of Agreement. This Agreement shall have a term expiring on October 25, 2000, at which time it shall expire and be of no further force or effect, except to the extent that rights of payment have accrued to you hereunder prior to such date. Notwithstanding the foregoing, you shall only have the right to collect amounts hereunder on one occasion in connection with the Sale of the stock or substantially all the assets of the Company while the Company is owned by SFC. Once such a Sale occurs, you shall have no further right to collect additional amounts hereunder upon any subsequent sale.

     10. Governing Law/Jurisdiction. The substantive law (and not the law of conflicts) of the State of Illinois will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. The parties hereby waive their rights to request or demand a trial by jury in the event controversy arises under this Agreement.

     If the foregoing correctly sets forth your understanding of the Agreement between us, please sign both copies of this Agreement in the place indicated below and return one copy to us.

                                   Very truly yours,

                                   STELLA FOODS, INC.


                         By:  /s/ Robert B. Aiken
                                   Name:     Robert B. Aiken
                                   Title:    Vice President


Agreed to this 27th day of October, 1997


/s/ Lawrence S. Benjamin
Lawrence S. Benjamin